Exhibit (g)(7)
EXHIBIT A
List of Pacific Select Fund Portfolios Covered by the Custody Agreement and Amendments thereto by and among Pacific Select Fund, State Street Bank and Trust Company of California, N.A. and State
Street Bank and Trust Company.

Blue Chip Portfolio	Multi-Strategy Portfolio
Aggressive Growth Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Short Duration Bond Portfolio	Inflation Managed Portfolio
Managed Bond Portfolio	Financial Services Portfolio
Small-Cap Value Portfolio	Health Sciences Portfolio
Money Market Portfolio	Technology Portfolio
High Yield Bond Portfolio	Growth LT Portfolio
Focused 30 Portfolio	Equity Portfolio
Mid-Cap Value Portfolio	Aggressive Equity Portfolio
International Value Portfolio	Large-Cap Value Portfolio
Capital Opportunities Portfolio	Comstock Portfolio
International Large-Cap Portfolio	Real Estate Portfolio
Equity Index Portfolio	Mid-Cap Growth Portfolio
Small-Cap Index Portfolio	American Funds Growth Portfolio
Concentrated Growth Portfolio	American Funds Growth-Income Portfolio
(formerly I-Net Tollkeeper)	VN Small-Cap Value Portfolio
Equity Income Portfolio

Effective May 1, 2005, agreed to and accepted by:
PACIFIC SELECT FUND

By:	/s/ Thomas C. Sutton

Name: Thomas C. Sutton
Title: Chairman of the Board and Trustee
STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

By:	/s/ Kenneth A. Bergeron	Attest:	/s/ B.Z. Edwards

Vice President
STATE STREET BANK AND TRUST COMPANY

By:	/s/ Robert S. Novellano	Attest:	/s/ B.Z. Edwards

Vice President